Exhibit 99

NEWS RELEASE

Contact:	Leanne Kassab Marketing Dept. 814-765-9621

FOR IMMEDIATE RELEASE

COUNTY NATIONAL BANK OPENS LOAN PRODUCTION OFFICE IN WARREN WITH SHRADER AND HOWARD

Warren, PA – December, 2003

William F. Falger, President and CEO of County National Bank, announces it has opened a Loan Production Office in Warren in order to serve small business and commercial customers in the community. The office is currently located in suite 202 of the Warr-Penn building (213 West Third Avenue) in Warren.

“The opening of this Loan Production Office is being done in advance of the Bank opening a full-service office in the downtown area of Warren in the latter part of 2004,” announced Mr. Falger.

Mr. Falger is pleased to announce further that veteran bankers Chuck Shrader and Kristy Howard will lead County National Bank in this endeavor. Chuck Shrader will be the Vice President of Commercial Lending/Business Development and Kristy Howard the Assistant Vice President of Commercial Lending/Business Development for the new Loan Production Office.

In these positions, Chuck and Kristy will have the overall responsibility for developing financial relationships in the Warren area.

Mr. Shrader began his banking career in the Management Training Program with the former Warren National Bank in 1978. He held various positions throughout the years and when he left Marine Bank (the former PNC Bank) in 1992 to join Integra Bank (successor to National City) his title was Vice President/Commercial Lending. Chuck joins County National Bank from National City, where his most recent title was Vice President/Private Banking.

A native of Youngwood, PA, Chuck graduated from Hempfield Area Senior High School in 1970. He went on to receive his B.S. degree in Business Administration from the University of Rhode Island in 1974, and has attended a number of banking schools to include the Pennsylvania Bankers Association Central Atlantic School of Banking at Bucknell University, Bank Administration Institute at the University of Wisconsin, Community Banking, and the Central Atlantic School of Commercial Lending at Bucknell University.

Mr. Shrader has been active in a number of community, civic, and charitable organizations in the Warren area. He has been a Board Member for 9 years and past Treasurer for Family Services of Warren County; a Board Member for 10 years and past President and Crusade Chairman for the Warren County United American Cancer Society; a 9 year Board Member and past Treasurer for the Warren County Chamber of Commerce; a Board Member for 9 years and past Treasurer for the Warren/Forest Hi-Ed Council; Board Member and past Treasurer for the Warren County Development Association and past President of the Conewango Club.

Ms. Howard began her banking career with Penn Bank (successor to National City) in 1990 as a Teller. There she held various positions over the years, working her way up to Assistant Vice President/ Small Business Banking with National City.

A native of Hydetown, PA, Kristy graduated from Titusville Area High School in 1989 prior to attending the University of Pittsburgh where she majored in Business Management. Since then, she obtained her Certificate in Commercial Lending from the Pennsylvania Bankers Association Central Atlantic School of Commercial

Lending at Bucknell University, and her Commercial Lending Certificate from Robert Morris Associates School of Banking.

“We are very excited to bring the financial services of County National Bank to the community of Warren. With the support the Bank will provide to Chuck and Kristy and the trust and respect they themselves have earned with their combined 40 years experience helping people in the area with financial matters, we see a tremendous opportunity here,” Mr. Falger went on to say, “We make a perfect match for the community of Warren and it is our pleasure to offer the people and businesses an alternative for financial services.”

Chuck currently resides in Warren with his wife, Kathy; and Kristy also resides in Warren with her husband, Brad.

County National Bank, a subsidiary of CNB Financial Corporation, is a leader in providing integrated financial solutions, which creates value for both consumers and businesses. These solutions consist of a family of products and services developed to support the evolving needs of our customers from traditional to innovative. For over 137 years, CNB has proudly built long-term customer relationships by being reliable and competitively priced.

Being a regional independent bank in North Central Pennsylvania, County National Bank, headquartered in Clearfield, PA, serves six counties with 20 full-service offices, telephone banking, internet banking, a centralized Customer Service Center and, with the addition of this new office, two Loan Production Offices in Johnstown and Warren, PA.

Based on strong, traditional values, County National Bank is dedicated to being the premier, financial service provider in our communities, focused on the changing needs of people and businesses by providing the highest quality service.

County National Bank’s web site is www.bankcnb.com.